Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS THIRD QUARTER 2007 RESULTS;
FFO OF $0.83 AND EPS OF $3.43 PER SHARE

Third Quarter Highlights

•                  Registered record FFO of $22.9 million, or $0.83 per diluted share, an increase of 39.6% from $16.4 million, or $0.61 per diluted share, in the same quarter of the previous year, and an increase of 2% over the prior quarter’s FFO of $22.5 million, or $0.82 per diluted share.

•                  Generated net earnings available to common stockholders of $94.8 million or $3.43 per diluted share, a sharp increase over $14.5 million and $0.54 per diluted share for the same quarter in the previous year, and $20.0 million, or $0.73 per diluted share, in the previous quarter. Net earnings includes a $92.2 million realized gain on sale of the Company’s 45% interest in One Madison Avenue in Manhattan. As a result of this gain Gramercy expects to declare a special dividend to shareholders during the fourth quarter of 2007.

•                  Produced record investment activity of $1.3 billion, comprised of 11 debt investments totaling approximately $309.8 million, real estate securities investments totaling approximately $755.6 million, and equity investments in prime Manhattan fee positions totaling $212.8 million of gross acquisition value and $38.8 million of equity.

•                  Extended the weighted average life of Gramercy’s investment and securities portfolio to 4.1 years from 2.3 years, due primarily to the acquisition of approximately $755.6 million of CMBS, of which $737.2 million were long-duration, AAA-rated fixed rate commercial mortgage-backed securities (“CMBS”)

simultaneously match-funded through the issuance of Gramercy Real Estate CDO 2007-1.

•                  Boosted funding capacity to approximately $1.2 billion, including cash of $433.9 million, immediate availability under secured and unsecured credit facilities of $181.2 million, and untapped capacity under secured and unsecured credit facilities of $589.9 million. Liquidity was augmented by loan repayments and prepayments totaling $400.3 million, and loan sales and syndications of $97.2 million.

•                  Closed in August 2007 Gramercy Real Estate CDO 2007-1 (“CDO 3”), Gramercy’s third CRE CDO, which generated proceeds of $1.1 billion and a weighted average credit spread through BBB- of 44.7 basis points. Proceeds were used to finance on a long-term basis substantially all of Gramercy’s AAA-rated CMBS investments and many of its fixed rate mortgage and mezzanine loans, and to retire borrowings under existing secured repurchase agreements. Upon closing, CDO 3 created approximately $350.0 million of immediate financing capacity in the Company’s existing CDOs, and further reduced the Company’s weighted average cost of debt capital.

•                  Raised approximately $125.4 million in late September through a public offering of 4,825,000 shares of common stock. SL Green Realty Corp. purchased 25% of the offering as a reaffirmation of its commitment to the Gramercy platform and to preserve its approximately 25% ownership interest in the Company. Proceeds were used to retire borrowings under the Company’s unsecured credit facility, and to create additional funding capacity for opportunistic investments.

•                  Increased the weighted average credit spread on new loan originations to 451 basis points from 299 basis points in the previous quarter, while maintaining an aggregate last-dollar-of-risk loan-to-value ratio based on as-is appraised values of less than 75%.

•                  Increased management’s guidance for the 3rd time this year to FFO per share of $3.00-$3.05 from $2.90-$2.95 on the strength of Gramercy’s strong operating performance, exceeding analyst consensus estimates and management’s prior expectations.

Summary

NEW YORK, N.Y. – October 17, 2007 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $22.9 million, or $0.83 per diluted share, and record net income available to common stockholders of $94.8 million, or $3.43 per diluted share, for the quarter ended September 30, 2007. The Company generated total revenues of $90.2 million during the third quarter, up from $50.5 million during the same quarter in the previous year and up from $78.3 million during the previous quarter.

Investment Activity

Gramercy originated 11 separate debt investments during the third quarter with an aggregate unpaid principal balance of approximately $309.8 million, net of unamortized fees, discounts and unfunded commitments. Approximately 55% of origination activity was comprised of first mortgage loans as compared to 76% in the previous quarter, with the remainder comprised of subordinate and mezzanine debt investments. Approximately 43% of this volume was in New York City, and approximately 78% involved loans secured directly or indirectly by office properties.

Gramercy’s Real Estate Securities Group (“RESG”) acquired a total of $755.6 million of real estate securities during the quarter.  AAA-rated CMBS totaling $737.2 million were acquired and simultaneously financed for term in Gramercy’s third CRE CDO. An additional $18.4 million of CMBS rated BBB through B+ were acquired at an average spread to LIBOR of 713 basis points. The remaining weighted average term of the $755.6 million in securities is approximately 9.5 years.

The unpaid principal balance at closing, net of unamortized fees, discounts and unfunded commitments, allocated by investment type, and the weighted average yields of the Company’s debt investments and real estate securities originated during the quarter ended September 30, 2007, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$114.2	45.0%	—	242 bps
Whole Loans - fixed rate	$30.7	9.9%	8.04%	—
Subordinate Mortgage - floating rate	$39.0	4.4%	—	495bps
Subordinate Mortgage - fixed rate	$18.8	6.1%	8.51%
Mezzanine Loans - Floating Rate	$107.1	34.6%		658 bps
Subtotal	$309.8	100%	8.22%	451 bps
Real estate securities - floating rate	$18.4	2.4%	—	713 bps
Real estate securities - fixed rate	$737.2	97.6%	5.99%	—
Subtotal	$755.6	100.0%	5.99%	713 bps
Total	$1,065.4

Note:  Investments are presented net of unamortized fees, discounts, and unfunded commitments.

Asset yields for floating rate debt originations during the quarter ended September 30, 2007 were 30-day LIBOR plus 451 basis points as compared to 30-day LIBOR plus 299 basis points in the previous quarter. The weighted average last-dollar loan-to-value ratio based on the as-is appraised value of Gramercy’s debt investments originated during the third quarter was 74.6%, an increase of 13.6 percentage points from the prior quarter. At September 30, 2007, the weighted average last-dollar of exposure for the Company’s debt investment portfolio based on as-is appraised values was 61% as compared to 66.7% in the previous quarter. As of September 30, 2007, debt investments had a carrying value of approximately $2.69 billion, net of unamortized fees and discounts of $29.6 million, and unfunded commitments of $382.6 million. Securities investments totaled $775.9 million as of September 30, 2007, net of unamortized discounts and other adjustments of $28.7 million. Approximately 95% of Gramercy’s real estate securities investments are rated AAA.

The aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt and real estate securities investments as of September 30, 2007 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$1,572.2	58.4%	—	329 bps
Whole Loans - fixed rate	$204.1	7.6%	7.80%	—
Corporate Whole Loans - floating rate	$133.7	5.0%	—	210 bps
Subordinate Mortgage Interests - floating rate	$154.7	5.7%	—	478 bps
Subordinate Mortgage Interests - fixed rate	$61.6	2.3%	7.52%	—
Mezzanine Loans - floating rate	$349.4	13.0%	—	662 bps
Mezzanine Loans - fixed rate	$203.2	7.6%	9.19%	—
Preferred Equity - fixed rate	$11.8	.4%	10.11%	—
Subtotal	$2,690.7	100%	8.41%	385 bps
Real estate securities – floating rate	$24.6	3.2%	—	591 bps
Real estate securities – fixed rate	$751.3	96.8%	6.22%	—
Subtotal	$775.9	100%	6.22%	591 bps
Total	$3,466.6

Note:  Investments are presented net of unamortized fees, discounts, and unfunded commitments.

Asset yields for fixed rate and floating rate debt investments as of September 30, 2007 were 8.41% and 30-day LIBOR plus 385 basis points, respectively, compared to 8.53% and 30-day LIBOR plus 329 basis points, respectively, in the previous quarter. Asset yields on the Company’s floating rate first mortgage loans decreased slightly to 30-day LIBOR plus 330 basis points as compared to 30-day LIBOR plus 338 basis points in the previous quarter. First mortgage loans remain the majority of the Company’s debt portfolio, standing at 71% at September 30, 2007 as compared to 66.9% in the previous quarter.

Gramercy has enhanced its leveraged returns on equity through careful business selection, continued reductions in its cost of debt capital, and selective redeployment of capital into debt investments in a changed investment environment characterized by widened credit spreads and improved credit structures. The weighted average remaining term of the Company’s debt investment portfolio increased slightly to 2.28 years from 2.13 in the prior quarter, and the weighted average remaining term of Gramercy’s combined debt and real estate securities portfolio lengthened to 4.09 years from 2.29 years, due to investments in longer-lived CMBS.

During the quarter, Gramercy acquired for $142.8 million a 45% interest in a joint venture with SL Green Realty Corp. that purchased the land underlying a Class A office building located at 885 Third Avenue (the Lipstick Building) in Manhattan, and acquired for $70.0 million the land underlying a Class B office building located at 292 Madison Avenue in Manhattan. Each property is leased on an unsubordinated basis to an institutional owner for lease terms of up to 70 years, and is financed with a long-term fixed rate mortgage loan. Gramercy’s aggregate equity investment is $38.8 million, on which the Company expects a leveraged return exceeding 15%. These investments reflect Gramercy’s strong market presence in New York City, its ability to invest opportunistically during capital markets dislocations, and are expected to provide long-term, stable lease revenue with potential equity residual upside.

Operating Results

Debt investments generated investment income of $85.8 million for the third quarter. Gain on sales and other income of $1.9 million consisted primarily of investment earnings on cash and short-term securities. Gramercy also recognized a gain of $92.2 million from the sale to SL Green Realty Corp. of its 45% interest in an unconsolidated joint venture that owns One Madison Avenue in Manhattan.

Interest expense of $50.6 million for the third quarter primarily reflects interest expense on $2.8 billion of investment-grade, long-term notes issued by our three wholly-owned CDOs, and other sources of debt capital, including new long-term, fixed-rate mortgage loans used to finance a portion of Gramercy’s acquisitions at 885 Third Avenue and 292 Madison Avenue.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt, unsecured debt and long-term capital at September 30, 2007 was 30-day LIBOR plus 84 basis points, a significant decrease from 30-day LIBOR plus 107 basis points on June 30, 2007.

Included among the fees to affiliates of SL Green incurred by the Company during the quarter is a $22.9 million incentive fee earned because the Company’s return to common shareholder equity materially exceeded the 9.5% threshold. Approximately $19.0 million of this incentive fee related to the sale of the joint venture interest in One Madison Avenue. Management, general and administrative expenses decreased by approximately $1.0 million over the prior quarter, and declined for the third consecutive quarter when measured as a percentage of total revenue, to 3.5% at September 30, 2007 from 5.1% at June 30, 2007.

During the third quarter the Company recorded reserves for loan losses of $2.9 million representing new reserves in connection with four loans and reversed a previously-recorded reserve of $430,000. The net charge to expense for the quarter was $2.5 million. Charge-offs against the reserve during the quarter were $3.2 million in connection with a defaulted loan. The Company has taken title to the property securing the defaulted loan, and is currently marketing the property for sale. At September 30, 2007, Gramercy’s reserve for loan losses was approximately $5.9 million relating to ten separate investments, or 22 basis points measured against the unpaid principal balance of the Company’s total debt investment portfolio.

Investments in unconsolidated joint ventures contributed $2.0 million, or $0.07 per diluted share, to FFO for the third quarter of 2007.

Liquidity and Funding

Gramercy had substantial liquidity at September 30, 2007 consisting of $306.8 million of cash-on-hand, $127.1 million of cash in its three CDOs, and immediate availability under secured and unsecured credit facilities of $181.2 million. Additionally, Gramercy has untapped capacity under its secured and unsecured credit facilities of $589.9 million.

On September 26, 2007 the Company raised approximately $125.4 million through a public offering of 4,825,000 shares of common stock. Proceeds from this offering were used to repay the outstanding principal of the Company’s unsecured credit facility, which remained undrawn at September 30, 2007, and to create additional funding capacity for opportunistic investments.

Loan prepayments in full, partial prepayments, and scheduled amortization payments increased to $400.3 million during the quarter from $169.5 million in the previous quarter. Additional liquidity was generated by Gramercy’s sale of five floating rate loans with an aggregate commitment amount of $111.8 million, an aggregate unpaid principal balance of $97.2 million, and aggregate unfunded commitments of $14.6 million. The sales price for all loans was par.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.63 per common share for the quarter ended September 30, 2007. This represents an annualized dividend yield of 9.96% based on Gramercy’s closing price of $25.30 on October 17, 2007. The Board of Directors of Gramercy also approved a quarterly dividend of $0.50781 per share of its Series A Preferred Stock for the period July 1, 2007 through September 30, 2007. The dividends were paid on October 15, 2007 to stockholders of record at the close of business on September 28, 2007.

Company Profile

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio webcast on Thursday, October 18, 2007 at 2:00 p.m. ET to discuss the third quarter 2007 financial results.

The live conference will be webcast in listen-only mode on the Company’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.543.6408 Domestic or 617.213.8899 International, using Gramercy for the passcode.

A replay of the call will be available through October 25, 2007 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass code 51085567.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 13 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Investment income	$85,796	$45,299	$218,593	$116,313
Rental revenue, net	2,523	—	6,110	914
Gain on sales and other income	1,895	5,156	11,949	13,724
Total revenues	90,214	50,455	236,652	130,951

Expenses
Interest expense	50,601	25,782	126,271	64,280
Management fees	5,923	4,409	16,176	11,793
Incentive fee	3,874	1,822	10,476	4,592
Depreciation and amortization	1,188	278	2,948	962
Marketing, general and administrative	3,145	2,169	11,068	7,719
Provision for loan loss	2,500	(70)	6,648	430
Total expenses	67,231	34,390	173,587	89,776
Income from continuing operations before equity in net income (loss) of unconsolidated joint ventures and provision for taxes	22,983	16,065	63,065	41,175
Equity in net income (loss) of unconsolidated joint ventures	1,264	(734)	1,054	(2,090)
Income from continuing operations before provision for taxes and gain from sale of unconsolidated joint venture interest	24,247	15,331	64,119	39,085

Gain from sale of unconsolidated joint venture interest	92,235	—	92,235	—
Incentive fee attributable to gain from sale of unconsolidated joint venture interest	(18,994)	—	(18,994)	—
Provision for taxes	(338)	(795)	(1,301)	(1,178)
Net income	97,150	$14,536	136,059	37,907
Dividends on preferred stock	(2,336)	—	(4,231)	—
Net income available to common stockholders	$94,814	$14,536	$131,828	$37,907

Basic earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.82	$0.56	$2.24	$1.56
Net Gain from sale of unconsolidated joint venture	$2.78	—	$2.80	—
Net income available to common stockholders	$3.60	$0.56	$5.04	$1.56

Diluted earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.78	$0.54	$2.13	$1.48
Net Gain from sale of unconsolidated joint venture	$2.65	—	$2.66	—
Net income available to common stockholders	$3.43	$0.54	$4.79	$1.48

Dividends per common share	$0.63	$0.51	$1.82	$1.52

Basic weighted average common shares outstanding	26,339	25,832	26,139	24,336
Diluted weighted average common shares and common share equivalents outstanding	27,638	27,034	27,527	25,533

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets:
Cash and cash equivalents	$306,760	$19,314
Restricted cash equivalents	147,872	354,283
Loans and other lending investments, net	2,495,925	2,144,151
Commercial real estate securities	775,852	—
Investment in unconsolidated joint ventures	46,109	57,567
Loans held for sale, net	194,818	42,733
Commercial real estate, net	178,691	99,821
Accrued interest	26,601	12,092
Deferred financing costs	43,930	27,456
Deferred costs	1,059	1,271
Derivative instruments, at fair value	—	2,910
Other assets	24,475	4,515
Total assets	$4,242,092	$2,766,113

Liabilities and Stockholders’ Equity:
Repurchase agreements	$296,446	$277,412
Credit facility	—	15,000
Collateralized debt obligations	2,757,858	1,714,250
Mortgage notes payable	153,624	94,525
Management fees payable	2,562	2,093
Incentive fee payable	22,868	1,195
Dividends payable	21,712	14,419
Accounts payable and accrued expenses	35,959	24,750
Derivative instruments, at fair value	27,192	—
Other liabilities	12,786	11,809
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	3,481,007	2,305,453

Commitments and contingencies	—	—

Stockholders’ Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 30,902,304 and 25,878,391 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	30	26
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	111,205	—
Additional paid-in-capital	583,474	453,766
Accumulated other comprehensive income	(19,274)	2,890
Retained earnings	85,650	3,978
Total stockholders’ equity	761,085	460,660
Total liabilities and stockholders’ equity	$4,242,092	$2,766,113

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2006
Net income from continuing operations	$24,247	$15,331	$64,119	$39,085
Add:
Depreciation and amortization	3,149	1,375	8,742	4,119
FFO adjustment for unconsolidated joint ventures	753	1,948	4,646	5,806
Less:
Provision for taxes	(338)	(795)	(1,301)	(1,178)
Dividends on preferred stock	(2,336)	—	(4,231)	—
Non real estate depreciation and amortization	(2,538)	(1,375)	(6,966)	(3,880)
Funds from operations	$22,937	$16,484	$65,009	$43,952

Funds from operations per share - basic	$0.87	$0.64	$2.49	$1.81
Funds from operations per share - diluted	$0.83	$0.61	$2.36	$1.72

	For the Three Months Ended June 30, 2007	For the Three Months Ended June 30, 2006

Net income from continuing operations	$22,289	$13,152
Add:
Depreciation and amortization	3,174	1,322
FFO adjustment for unconsolidated joint ventures	1,946	1,978
Less:
Provision for taxes	(429)	(335)
Dividends on preferred stock	(1,895)	—
Non real estate depreciation and amortization	(2,592)	(1,322)
Funds from operations	$22,493	$14,795

Funds from operations per share - basic	$0.86	$0.61
Funds from operations per share - diluted	$0.82	$0.58